Exhibit 99.1
ScottsMiracle-Gro Announces Execution of Key Capital Allocation Initiatives

Achieves free cash flow target of $275 million and reaffirms full Fiscal 2026 guidance

MARYSVILLE, Ohio — September 15, 2026 — The Scotts Miracle-Gro Company (NYSE: SMG), the leading marketer of branded consumer lawn and garden products in North America, today announced the successful execution of key elements of its capital allocation strategy and reaffirmed confidence in achieving its Fiscal 2026 guidance.

The recent actions demonstrate continued execution of the Company’s disciplined capital allocation strategy. Among the completed actions:

•Senior Notes Redemption: The Company redeemed all $250 million aggregate principal amount of its outstanding 5.250% senior notes due 2026. This redemption, completed on September 11, 2026, was funded through a combination of available revolver debt and planned fiscal year 2026 excess free cash flow.

•Accounts Receivable Facility Renewal: The Company renewed its $750 million accounts receivable facility with JPMorgan Chase Bank, N.A., extending its maturity to August 31, 2027, providing consistent access to efficient liquidity.

•Share Repurchases: The Company executed share repurchases totaling $25 million during the month of August, marking the start of the $500 million share repurchase program authorized by the Board of Directors. The timing and scale of future repurchases remain secondary to the Company’s commitment to ongoing debt reduction and will be subject to market conditions and other factors determined by management.

"We continue to accomplish what we set out to do," said Nate Baxter, president and chief executive officer. "Our focus remains on operational excellence and executing our SMG 2.0 multi-year strategy to drive sustainable and consistent growth. These actions reflect our commitments to disciplined capital allocation, maintaining financial flexibility and further enhancing our capital structure.”

Mark Scheiwer, chief financial officer and chief accounting officer, added, "Strengthening our balance sheet is a top priority, and we are pleased with the progress we have made in deleveraging. By optimizing our liquidity through our accounts receivable facility and deploying free cash flow to address our debt obligations, we are further strengthening our financial position to fund growth and return value to shareholders.

“The start of the share repurchase program reflects our confidence in the strength of our SMG 2.0 initiatives, our consistent annual free cash flow generation and the long-term value of our Company and our capital allocation strategy. Future share repurchases will be undertaken in alignment with our commitment to debt reduction and other financial priorities outlined in our mid-term growth algorithm for fiscal years 2027 through 2029.”

The Company will close its fiscal year on September 30, 2026, and announce full-year financial results on November 4, 2026.

Fiscal 2026 Outlook

In connection with today’s announcement, the Company has reaffirmed its previously provided Fiscal 2026 guidance, which includes:

•U.S. Consumer net sales low single-digit growth
•Non-GAAP adjusted gross margin of at least 32%
•Non-GAAP adjusted net income per share from continuing operations of $4.30 to $4.45
•Non-GAAP adjusted EBITDA mid single-digit growth
•Free cash flow of $275 million, driving leverage ratio down to the high 3s

About ScottsMiracle-Gro

With approximately $3.3 billion in sales, the Company is the leading marketer of branded consumer lawn and garden products in North America. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, Ortho® and Tomcat® brands are market-leading in their categories. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:
Brad Chelton
Vice President Treasury, Tax and Investor Relations
brad.chelton@scotts.com
(937) 309-2503
For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 844-3864